Exhibit 99.1

New York | Andrew Gully / Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST QUARTER
2014 FINANCIAL RESULTS

•	40% Increase in First Quarter 2014 Net Auction Sales

•	Agency Revenues Increase 31% to $123.1 million in the First Quarter

•	First Quarter Operating Income of $4.1 million Compared to Previous Period Operating Loss of ($21.3) million

•	$16.2 million Improvement in First Quarter Net Loss to ($6.1) million, or ($0.09) per Share

NEW YORK, 7 May 2014 - Sotheby’s (NYSE: BID) today reported financial results for the first quarter ended 31 March 2014.

Fueled by continued strength in the global art market and a record February sales series in London, Sotheby’s achieved a $211 million (40%) increase in Net Auction sales in the first quarter 2014 and a resulting $26.1 million (33%) increase in auction commission revenues.

As a result, for the three months ended 31 March 2014, the Company reported loss before taxes of ($5.7) million, which represents a $26 million improvement compared to the prior year.

For the first quarter, consolidated sales1 increased 32%, to $1 billion.

“These outstanding first quarter 2014 results pick up where we ended 2013, when we were the fastest growing global auction company,” said Bill Ruprecht, Sotheby’s Chairman, President and

Exhibit 99.1

Chief Executive Officer. “They demonstrate that the art market remains robust, clients from all corners of the world aspire to engage and transact with Sotheby's because they are benefitting from our unrivalled expertise and market knowledge, and we are executing well on our promise of cost control in 2014.

“What we’re seeing is a market that continues to deliver.  In the coming weeks we have a number of exciting and important works on offer in our salesrooms, including our Contemporary Art sales in New York, which carry their highest pre-sale total estimates in Sotheby’s history,” added Mr. Ruprecht.

Agency revenues increased 31% to $123.1 million in the quarter. Auction commission margin decreased from 15.0% to 14.3%, primarily due to the margins achieved with certain high value consignments in the London Impressionist sale. These consignments produced strong dollar profitability and were the cornerstone of the February Impressionist, Modern and Contemporary Sales which totaled $524.5 million, Sotheby’s highest ever for the two week series in London.

Sotheby’s reported total expenses increased $29.7 million (24%) to $152.7 million, due to a $23.8 million increase in cost of Principal revenues attributable to transactions completed in the current period, as well as special charges of $5.7 million related to shareholder activism and the resulting proxy contest with Third Point LLC.  Excluding these costs, adjusted expenses2 totaled $122.5 million, or flat, when compared to the prior year period, despite the significant increase in revenues.

Late last year, Management completed an initial review of its cost structure and identified opportunities for cost savings in 2014 of approximately $22 million3 across various categories of expenses, including professional fees and other general and administrative expenses, auction direct

Exhibit 99.1

costs, and marketing expenses.  Management is continuing to review its resource allocations across the business and anticipates realizing additional opportunities to further improve Sotheby’s cost structure.

For the first quarter of 2014, Sotheby’s net loss was ($6.1) million, or ($0.09) per share, representing a $16.2 million improvement over the net loss of ($22.3) million, or ($0.33) per share in the prior year, as the stronger operating results were partially offset by a $3.1 million income tax charge to reduce the value of certain deferred tax assets to reflect the enactment of the New York State 2014 - 2015 Budget Act, which is expected to reduce the amount of taxable income apportioned to New York State thereby reducing Sotheby’s state effective income tax rate beginning in 2015.

The worldwide art auction market has two principal selling seasons, which generally occur in the second and fourth quarters of the year. In the aggregate, second and fourth quarter Net Auction Sales represented 83% and 84% of total Net Auction Sales in 2013 and 2012, respectively, with auction commission revenues comprising approximately 81% of Sotheby's total revenues in those years. Accordingly, Sotheby's financial results are seasonal, with peak revenues and operating income generally occurring in those quarters. Consequently, first and third quarter results have historically reflected lower revenues when compared to the second and fourth quarters and, typically, net losses due to the fixed nature of many of Sotheby's operating expenses. Management believes that investors should focus on results for six and twelve month periods, which better reflect the business cycle of the art auction market.

Second Quarter 2014 Sales
Last month in Hong Kong, Sotheby’s five day sales series brought outstanding results totaling $438 million, a 56% increase on the prior year and above the pre-sale high estimate.  The Meiyintang

Exhibit 99.1

Chenghua “Chicken Cup” sold for $36 million, a world record at auction for Chinese Porcelain and one of three works of art Sotheby’s sold during the sales series for HKD$100 million or more.  Sotheby’s also established auction records for fifteen artists, including Zhang Xiaogang, Yoshitomo Nara and S. Sudjojono, which also represented a world auction record for any Southeast Asian Art.  Our sales of Fine Chinese Paintings, Wines and Watches all performed with exceptional sell-through rates.

Sotheby’s April sale of Magnificent Jewels in New York brought $44 million, well within the pre-sale estimate of $37 million-$49 million.  Highlighting the sale was a 15.23 carat Magnificent Fancy Intense Orangy Pink Diamond and Diamond Ring which sold for $6.1 million and a 28.18 carat Exceptional Kashmir Sapphire and Diamond Ring which sold for $5.1 million and established the world auction record price per carat for any sapphire.

Upcoming Sales
Beginning this evening in New York, we present our Impressionist & Modern Art sales which carry a total pre-sale estimate of $264-$383 million.  Highlighting the sales are fourteen works by Pablo Picasso that span seven decades, led by Tête de Marie-Thérèse from 1932, a radiant example of his paintings depicting his beloved mistress of the early 1930s (pre-sale est. $15-$20 million).  Other noteworthy works are an iconic sculpture by Giacometti, featuring his legendary La Place (pre-sale est. $12-$18 million), classic Impressionist canvases by Claude Monet from Giverny, Normandy and Rouen including Le pont japonais (pre-sale est. $12-$18 million), previously unrecorded works by Joan Miró emerging from a vault for the first time in half a century, and bold paintings by Matisse, Picasso and Léger from a private American collection including Matisse’s La Séance du matin (pre-sale est. $20-$30 million).

Exhibit 99.1

Next week in New York, Sotheby’s is excited to offer a number of extraordinary works in our Contemporary Art sales, which have a combined pre-sale estimate of $410-$578 million.  The leading lot of the sales is Jeff Koons’ most accomplished and major work of recent years: an immaculate, gleaming, seven-foot tall statue of the cartoon character and American pop culture icon Popeye (pre-sale est. in the region of $25 million).  Also highlighting the Contemporary Art sales are Jean-Michel Basquiat’s Undiscovered Genius of the Mississippi Delta (pre-sale est. $21-$30 million) - a large canvas across a frieze of five panels which records the historical struggles permeating Basquiat’s African-American roots and a unique group of Six Self Portraits by Andy Warhol that are among the final and greatest works the artist ever created (pre-sale est. $25-$35 million).

Sotheby’s is pleased to offer the sale of The Sender Collection, a pioneering assemblage of Contemporary Art that brings together many of the most influential artists of the past several decades. Noted for its breadth and scope - nearly 400 works by 139 different artists - the collection will be presented over the course of the next 18 months in both London and New York and is estimated to bring in excess of $70 million. Approximately 100 lots will be offered in our New York Contemporary Art sales led by some of the finest examples of works by Dan Flavin, Keith Haring, Rosemarie Trockel, and Sarah Lucas to appear on the market.

Also next week, we look forward to our Magnificent Jewels sale in Geneva on 13 May, presenting an impressive selection of signed and period jewels from private collections, some with noble provenance.  The array of important diamonds in the sale includes the ‘Graff Vivid Yellow’, an exceptional 100.09 carat daffodil yellow diamond ring and the Victory Diamond, named in honour of the Allied victory in World War II. Coloured stones include an important 121.00 carat Burmese sapphire and an exquisite 12.46 carat Burmese ruby. Collectors of jewels from the 20th century will be captivated by the Belperron jewels from the collection of Mme Picha-Eisenstein, a close friend of

Exhibit 99.1

the celebrated designer Suzanne Belperron.  The sale carries a total pre-sale estimate of $93-$142 million.

1Defined as the sum of Aggregate Auction Sales, Private Sales and Principal revenues. Aggregate Auction Sales represent the hammer price of property sold at auction plus buyer's premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby’s.
2 Non GAAP financial measure. See Appendix for details.
3 Assumes $5 million savings in direct cost of auction services based on a similar level of net auction sales as 2013.
Note: Estimates do not include buyer’s premium and prices achieved include the hammer price plus buyer’s premium.
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on 7 May 2014, to discuss its first quarter 2014 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 34398852.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).
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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2014	March 31, 2013
Revenues:
Agency	$123,128	$94,175
Principal	26,001	1,083
Finance	5,682	4,933
License fees	1,697	1,186
Other	303	368
Total revenues	156,811	101,745
Expenses:
Agency direct costs	10,437	8,449
Cost of Principal revenues	24,502	700
Cost of Finance revenues	710	—
Marketing	3,133	4,687
Salaries and related	65,756	60,695
General and administrative	37,332	44,011
Depreciation and amortization	5,147	4,516
Special charges	5,703	—
Total expenses	152,720	123,058
Operating income (loss)	4,091	(21,313)
Interest income	416	386
Interest expense	(8,783)	(12,515)
Other (expense) income	(1,442)	1,699
Loss before taxes	(5,718)	(31,743)
Equity in earnings of investees, net of taxes	154	2
Income tax expense (benefit)	331	(9,396)
Net loss	$(5,895)	$(22,345)
Less: Net income attributable to noncontrolling interest	(219)	—
Net loss attributable to Sotheby's shareholders	$(6,114)	$(22,345)
Basic and diluted loss per share - Sotheby's common shareholders	$(0.09)	$(0.33)
Weighted average basic and diluted shares outstanding	69,143	67,951
Cash dividends paid per common share	$4.44	$—

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in Sotheby's earnings release are measures presented in accordance with GAAP and also on a non-GAAP basis. In its earnings release, Sotheby's presents Adjusted Expenses, which represents total expenses excluding the cost of Principal revenues and special charges. Adjusted Expenses is a supplemental financial measure that is not required by or presented in accordance with GAAP.

Adjusted Expenses is used by management to analyze Sotheby's cost structure, especially in reporting periods when the cost of Principal revenues is significant. Management believes that Adjusted Expenses is a useful measure that can be used by investors and analysts to assess Sotheby's cost structure when compared to prior periods and on a forward-looking basis. Adjusted Expenses should not be considered an alternative to total expenses reported in accordance with GAAP. The following is a reconciliation of total expenses to Adjusted Expenses for the three months ended March 31, 2014 and 2013.

			Favorable/(Unfavorable)
Three Months Ended March 31,	2014	2013	$ Change	% Change
Total expenses	$152,720	$123,058	$(29,662)	-24%
Subtract: Cost of Principal revenues	24,502	700	(23,802)	*
Subtract: Special charges	5,703	—	(5,703)	N/A
Adjusted Expenses	$122,515	$122,358	$(157)	0%

* Represents change in excess of 100%

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